EXHIBIT 10.11

MOUNTAIN 1ST BANK & TRUST COMPANY

SPLIT DOLLAR INSURANCE PLAN

Pursuant to due authorization by its Board of Directors, the undersigned, MOUNTAIN 1ST BANK & TRUST COMPANY, a state-chartered commercial bank located in Hendersonville, North Carolina (the “Bank”), did constitute, establish, and adopt the following SPLIT DOLLAR INSURANCE PLAN (the “Plan”), effective March 26, 2008.

The purpose of this Plan is to attract, retain, and reward Employees, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating Employees with the designated beneficiary of each insured participating Employee. The Bank will pay the life insurance premiums due under this Plan from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 3.1.

1.2	“Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.6	“Election Form” means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.7	“Employee” means an active employee of the Bank.

1.8	“Insured” means the individual Participant whose life is insured.

1.9	“Insurer” means the insurance company issuing the Policy on the life of the Insured.

1.10	“Net Death Proceeds” means the total death proceeds of the Participant’s Policy or Policies minus the greater of (i) the cash surrender value, or (ii) the aggregate premiums paid.

1.11	“Participant” means an Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan and (vi) whose Participation has not terminated.

1.12	“Participant’s Interest” means the benefit set forth in Section 3.2.

1.13	“Plan Administrator” means the plan administrator described in Article 10.

1.14	“Policy” or “Policies” means the specific life insurance policy or policies issued by the Insurer.

1.15	“Separation from Service” means the Participant ceasing to be employed by the Bank for any reason other than death.

Article 2

Participation

2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election Form, and (ii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, and provided that the Policies on a such Employee have been issued by the Insurer, that Employee will become a Participant, be covered by the Plan, and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan. A Participant’s participation is limited to only issued Policies where the Participant is the Insured.

2.4	Termination of Participation. A Participant’s rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate if the Plan or any Participant’s rights under the Plan are terminated in accordance with Article 5 or Section 11.1. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 3

Policy Ownership/Interests

3.1	Bank’s Interest. The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership, except that the Bank shall not sell, surrender, or transfer ownership of a Policy without the Insured’s consent so long as the Insured has an interest in the Policy as described in section 3.2. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Participant’s interest is paid according to section 3.2 below.

3.2	Participant’s Interest. The Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 3.2.1.

3.2.1	Death Prior to Separation from Service. Upon the Participant’s death the Beneficiary shall be entitled to Policy proceeds in an amount set forth on the Election Form. The Participant shall have the right to designate the beneficiary of the Participant’s Interest.

3.2.2	Death After Separation from Service. If the Participant dies after Separation from Service, the Beneficiary shall receive no benefit under this Plan.

3.3	Comparable Coverage. The Bank shall maintain the Policy in full force and effect. The Bank may not amend, terminate or otherwise abrogate the Participant’s interest in the Policy unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Plan and executes a new split dollar agreement and endorsement for the comparable insurance policy. The Policy or any comparable policy shall be subject to claims of the Bank’s creditors.

3.4	Offer to Purchase. Upon termination of participation in this Plan, the Bank shall not sell, surrender or transfer ownership of the Policies without first giving the Participant or the Participant’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

3.5	Internal Revenue Code Section 1035 Exchanges. The Participant recognizes and agrees that the Bank may after this Plan is adopted wish to exchange the Policy of life insurance on the Participant’s life for another contract of life insurance insuring the Participant’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Participant agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

Article 4

Premiums And Imputed Income

4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Plan Administrator shall determine the economic benefit attributable to any Participant based on the life insurance premium factor for the Participant’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum amount required to be imputed under IRS Reg. §1.61-22(d)(3)(ii) or any subsequent applicable authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s W-2, or if applicable, Form 1099.

Article 5

General Limitations

5.1	Removal. Notwithstanding any provision of this Plan to the contrary, the Participant’s rights in the Plan shall terminate if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.2	Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two (2) years after the date of this Plan, or if the insurance company denies coverage (i) for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 6

Beneficiaries

6.1	Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

6.2	Designation. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Participant names someone other than the Participant’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Participant’s spouse and returned to the Plan Administrator. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the Participant’s estate.

6.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Plan Administrator may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 7

Assignment

Any Participant may irrevocably assign without consideration all of such Participant’s Interest in this Plan to any person, entity, or trust established by the Participant or the Participants’ spouse. In the event a Participant shall transfer all of such Participant’s Interest, then all of that Participant’s Interest in this Plan shall be vested in his or her transferee, subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party hereunder, and that Participant shall have no further interest in this Plan.

Article 8

Insurer

The Insurer shall be bound only by the terms of its given Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan.

Article 9

Claims And Review Procedure

9.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Administration

10.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

10.2	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

10.5	Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the death or Separation from Service of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

Article 11

Miscellaneous

11.1	Amendments and Termination. This Plan may be amended or terminated solely by a written agreement signed by the Bank and the Participant. However, this Plan shall terminate upon the distribution of the death benefit proceeds in accordance with section 3.2 above.

11.2	Binding Effect. This Plan shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees, and any Beneficiary.

11.3	No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an Employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an Employee nor interfere with a Participant’s right to terminate employment at any time.

11.4	Successors; Binding Plan. By an assumption agreement in form and substance satisfactory to the Participant, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Bank would be required to perform this Plan had no succession occurred.

11.5	Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

11.6	Entire Plan. This Plan, along with a Participant’s Election Form, Beneficiary Designation Form, and any agreement in writing between the Bank and any Participant, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

11.7	Severability. If any provisions of this Plan are held invalid, such invalidity shall not affect any other provisions of this Plan not held invalid, and each such other provisions shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of this provision not held invalid, and the remainder of the provision together with all other provisions of the Plan shall continue in full force and effect to the full extent consistent with law.

11.8	Headings. Headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

11.9

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Participant if addressed to the Participant’s address on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the board of directors, Mountain 1st Bank & Trust Company, 101 Jack Street, Hendersonville, North Carolina 28792.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

MOUNTAIN 1ST BANK & TRUST COMPANY

By:	/s/ Gregory L. Gibson
Title:	Chief Executive Officer

MOUNTAIN 1ST BANK & TRUST COMPANY

Split Dollar Insurance Plan

Election Form

I, Mary Dopko, an Employee designated as set forth in Article 2 of the Mountain 1st Bank & Trust Company Split Dollar Insurance Plan (the “Plan”) dated March 26, 2008, hereby elect to become a Participant of this Plan according to Article 2 of the Plan.

Additionally, I acknowledge that I have read the Plan document and understand that commencement of participation is contingent on issuance of an insurance policy or policies applied for by the Bank on my life which names the Bank as beneficiary. I further agree to be bound by the terms of the Plan.

Benefit Amount per Section 3.2.1

Upon the Participant’s death the Beneficiary shall be entitled to Policy proceeds in an amount equal to the lesser of (x) One Hundred percent (100%) of the Net Death Proceeds or (y) Fifty Thousand Dollars ($50,000).

Executed this 26th day of March, 2008.

/s/ Mary Dopko
Participant

Acknowledged by the Plan Administrator this 26th day of March, 2008.

By	/s/ Gregory L. Gibson
Title	Chief Executive Officer

POLICY ENDORSEMENT

Contract Owner:    MOUNTAIN 1ST BANK & TRUST COMPANY

The undersigned Owner requests that the policies shown in the attached Schedule Page issued by Midland National Life Insurance Company (the “Insurer”) provide for the following beneficiary designation:

1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, as Beneficiary, to the extent claimed by said Owner.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

John S. Dopko, husband [SSN redacted]

PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive rights to change the beneficiary for the proceeds payable under this paragraph and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise the rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3. It is hereby provided that (i) any payment made to the Beneficiary or other party under paragraph 2 of this Policy Endorsement shall be a full discharge of the Insurer to the extent thereof; (ii) such discharge shall be binding on all parties claiming any interest under the Policy; and (iii) the Insurer shall have no responsibility with respect to the amounts so claimed.

4. It is agreed by the undersigned that this designation shall be subject in all respects to the contractual terms of the Policy.

The undersigned is signing in a representative capacity for the Owner and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at Hendersonville, NC, this 26th day of March, 2008.

OWNER:

Bank:	MOUNTAIN 1ST BANK & TRUST COMPANY

By:	/s/ Gregory L. Gibson	By:	/s/ Mary Dopko
	(Signature: Bank Officer #1)		(Insured)
	Gregory L. Gibson		Mary Dopko
	(Printed)		(Printed)
Title:	Chief Executive Officer	Title:

Schedule Page

Policies Subject to Policy Endorsement

Policy Number	Insured
691269	Mary Dopko

2